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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-23023 of NEI WebWorld, Inc. of our report dated April 11, 1997 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Dallas, Texas
April 18, 1997

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The financial statements of NEI WebWorld, Inc. appearing in the above Prospectus are presented to give effect to the conversion of preferred stock into 2,008,823 shares of common stock in connection with the Company's contemplated offering as described in Note 10 to the financial statements. On the effective date of the Registration Statement, the above consent is in the form that we will sign upon the effectiveness of such event assuming that, from April 11, 1997 to the effective date of such event, no other material events have occurred that would affect these financial statements.


Deloitte & Touche LLP
Dallas, Texas
April 22, 1997